Exhibit 99.1

Sino Clean Energy, Inc. Announces Preliminary First Quarter 2011 Revenues of $33.7 Million; Provides Full Year 2011 EPS Guidance of $1.43 to $1.57

XI'AN, China, April 26 /PRNewswire-Asia-FirstCall/ -- Sino Clean Energy Inc. (Nasdaq:SCEI) ("Sino Clean Energy," or the "Company"), a leading producer and distributor of coal-water slurry fuel ("CWSF") in the People's Republic of China ("China"), today announced preliminary, unaudited revenue of $33.7 million for the first quarter 2011 ending March 31, 2011.

“We expect to report record revenues for the first quarter of 2011,” stated Mr. Baowen Ren, Chairman of Sino Clean Energy. “We commenced production of our 300,000 metric ton production facility in Dongguan in January which is expected to contribute approximately $1.7 million to first quarter 2011 revenue. In addition, we recently announced construction of a 750,000 metric ton production facility adjacent to our existing 300,000 metric ton facility, which is expected to come online by August 2011 bringing total aggregate capacity to 1.9 million metric tons. We expect a rapid ramp in utilization rates at the Dongguan facility to contribute approximately $59.5 million of revenues based on 440,000 metric tons of production in 2011. With steady demand at Shenyang and Tongxuan, we believe that we will continue to see robust revenue and earnings growth for the year.”

Full Year 2011 Guidance

Management reiterates fiscal 2011 revenue guidance of at least $170 million and expects adjusted earnings of $38 million to $42 million, representing an increase of approximately 60.0% and at least 35.7% compared to 2010 revenues and adjusted earnings, respectively. The Company also provided full year EPS guidance of $1.43 to $1.57 based on 26.6 million fully diluted shares. This guidance assumes total sales volume of 1.4 million metric tons of CWSF in 2011.

Sino Clean Energy expects to report first quarter 2011 results by May 15, 2011. The Company will provide details regarding the earnings release and conference call once the dates have been finalized.

About Sino Clean Energy

Sino Clean Energy is a U.S. publicly traded company and a China-based producer and distributor of coal-water slurry fuel ("CWSF"). With locations in Shaanxi Province and Liaoning Province, Sino Clean Energy is one of the leading CWSF producers in China. For more information about Sino Clean Energy, please visit http://www.sinocei.net.

Safe Harbor Statement

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to uncertainties in product demand, the impact of competitive products and pricing, our ability to obtain regulatory approvals, changing economic conditions around the world and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

COMPANY
Ming Li
Assistant to the Chairman
+86-29-8406-7376
marin_lm@163.com

INVESTOR RELATIONS:
HC International, Inc.
Ted Haberfield
Executive VP
+1-760-755-2716
thaberfield@hcinternational.net